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                           ARTICLES OF INCORPORATION

                                       OF

                                 TOUCH-IT, INC.

                         Incorporated under the Laws of
                               the State of Utah
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             State of Utah
         Department of Commerce
Division of Corporations and Commercial Code

I Hereby certify that the foregoing has been filed and approved on the 15 day of Apr 1992 in the office of this Division and hereby issue this Certificate thereof.

Examiner M7 Date 4-15-92   ARTICLES OF INCORPORATION
[SEAL]    /s/ GARY R. HANSEN           OF
              Gary R. Hansen     TOUCH-IT, INC.
             Division Director


        THE UNDERSIGNED, being a natural person over the age of twenty-one (21) years or more, for the purpose of forming a corporation under the general corporation laws of the State of Utah hereby enters into and adopts the following Articles of Incorporation:

                                   ARTICLE I
                                 Corporate Name

        1.1     The name of the Corporation shall be TOUCH-IT, Inc.

                                   ARTICLE II
                          Registered Office and Agent

        2.1 The initial registered office of this Corporation shall be located at 1245 Brickyard Road, Suite 600, Salt Lake City, Utah 84106 and the initial registered agent at this address shall be C. Jeffrey Thompson.

                                  ARTICLE III
                          Duration of the Corporation

        3.1 The term of existence of the Corporation shall be perpetual, unless sooner dissolved by and in accordance with law.

                                   ARTICLE IV
                              Purposes and Powers

        4.1 The primary purposes for which the Corporation is organized are:

               (a) To engage in all phases of the business of manufacturing, sales and distribution of thermographic inks and other thermographic products and related business activities.

               (b) To enter into, make and perform contracts of every kind for the accomplishment of the purposes herein enumerated,

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without limitation as to amount, with any person, firm, association or corporation, town, city, county, state, territory or government.

              (c) To do each and every thing necessary, suitable or proper for the accomplishment of any of the purposes or the attainment of any one or more of the objects herein enumerated, or which shall at any time appear conducive to or expedient for the protection or benefit of this Corporation.

              (d) To do any and all things permitted a corporation under the applicable laws of the State of Utah and any other state or nation wherein this Corporation shall be licensed to transact business whether similar or dissimilar to the foregoing, and such other purposes and powers as are necessary for its operation as from time to time authorized by its Board of Directors.

              (e) To enter into any lawful arrangement for sharing profits, union or interest, reciprocal association or cooperative association with any corporation, association, partnership, individual or other legal entity for the carrying on of any business and to enter into any general or limited partnership for the carrying on of any business.

              (f)     To conduct business anywhere in the world.

        4.2 In connection with the above referred to pursuits and businesses, this Corporation shall have power to carry on other operations incidental to the pursuits mentioned and shall have power to do any and all of the things herein set forth to the same extent as natural persons could or might do.

        4.3 The Corporation shall have all powers allowed by law, including, without limitation, those powers described in Section

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16-10-4 and Section 16-10-5, Utah Code Annotated, 1953, as amended and supplemented.

        4.4 The purposes stated herein shall be construed as powers as well as purposes and the matters expressed in any clause shall not be limited by reference to or inference from the terms of any but shall be regarded as independent purposes and powers; and the enumeration of specific purposes and powers shall not be construed to limit or restrict the meaning of the general terms of the general powers; nor shall the expression of one thing be deemed to exclude another not expressed, although it may be of like nature.

                                   ARTICLE V
                                Authorized Stock

        5.1 The authorized number of shares which this Corporation shall have authority to issue is 100,000 shares of stock at no par value. All stock of the Corporation shall be of the same class and shall have the same rights and preferences. Fully paid stock of this Corporation shall not be liable to any further call or assessment.

                                   ARTICLE VI
                             No Pre-Emptive Rights

        6.1 The authorized and treasury stock of this Corporation may be issued at such time, upon such terms and conditions and for such consideration as the Board of Directors shall determine. Shareholders shall not have pre-emptive rights to acquire unissued shares of the stock of this Corporation.

                                  ARTICLE VII
                                   Directors

        7.1 The Corporation shall be governed by a Board of Directors. The number of Directors which shall constitute the

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Board of Directors shall be as prescribed in the By-Laws; provided that the
Corporation shall have a minimum of three (3) Directors unless the Corporation has less than three Shareholders entitled to vote for the election of Directors, then, the Corporation may have a minimum number of Directors equal to the number of those Shareholders.

        7.2 There shall be one initial Director. The number of Directors constituting the initial Board of Directors of this Corporation is one (1). The name and address of person who is to serve as Director until the first annual meeting of Shareholders, or until his successor shall be elected and qualify is:

NAME                           STREET ADDRESS                   CITY & STATE

Paul Wakefield              1104 Country Hills Dr.              Ogden, UT 84403

        7.3 Any director of the Corporation may be counted in determining the presence of a quorum and majority vote upon any contract or other transaction between the Corporation and any subsidiary or affiliated Corporation, or other corporation, firm, association, or entity, including any Corporation which owns all or substantially all of the shares of the capital stock of the Corporation, without regard to the fact that he or she may also be a director or officer or stockholder of or otherwise interested in or connected with such subsidiary or other corporation or entity, association or firm, if the fact of such relationship or interest is disclosed or known to the Board of Directors or the shareholders entitled to vote. No contract or other transaction entered into by and between the Corporation and any such subsidiary or other corporation, entity, association or firm shall be affected or

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invalidated by the fact that any director or officer of the Corporation may also be a director, officer or stockholder of or otherwise interested in or connected with such subsidiary or affiliated corporation, or by the fact that said contract or transaction may be entered into by officers of the Corporation or may be authorized or ratified by the vote of the directors who may also be directors, officers or stockholders of or otherwise interested in or connected with such subsidiary or affiliated corporation.

                                  ARTICLE VIII
                                Internal Affairs

        8.1 Provisions for the regulation of the internal affairs of the Corporation are to be determined and are set forth in the By-Laws, which original By-Laws shall be subscribed and adopted by the Board of Directors of the Corporation. Thereafter, By-Laws may be adopted, amended or repealed whether by Shareholders or by the Board of Directors in accordance with the By-Laws.

                                   ARTICLE IX
                                 Consideration

        9.1 This Corporation shall not commence business until consideration of a value of at least $1,000 has been received for the issuance of shares.

                                   ARTICLE X
                           Acquisition of Own Shares

        10.1 The Corporation shall have power to purchase, hold, sell and transfer shares of its own capital stock, bonds, and other obligations of this Corporation from time to time to such extent and in such manner and upon such terms as its Board of Directors may determine.

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                                   ARTICLE XI
                            Meetings of Shareholders

        11.1 At any meeting of the Shareholders, a majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum and, if a quorum is present, the affirmative vote of a majority of the shares presented at the meeting and entitled to vote on the subject matter shall be the act of the Shareholder, unless the vote of a greater number of voting by classes is required by law, by these Articles of Incorporation, or by the By-Laws.

                                  ARTICLE XII
                                 Incorporators

        12.1 The name and address of the incorporator, being a resident of the State of Utah, and being a natural person of full age and a citizen of the United States, are as follows:

NAME                           STREET ADDRESS                   CITY & STATE

Paul Wakefield              1104 Country Hills Dr.              Ogden, UT 84403

                                  ARTICLE XIII
                         Liability and Indemnification

        13.1 The officers and directors shall be free from all personal liability for any acts done on behalf of the Corporation, or for any losses incurred or sustained by the Corporation unless the same have occurred through their willful negligence or willful misconduct.

        13.2 Every person who now or hereafter shall be a director or officer of the Corporation shall be indemnified by the Corporation against all reasonable costs, expenses and liabilities actually incurred by or imposed upon him in connection with or resulting from any claim, action, suit, proceeding, investigation or inquiry


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of whatever nature in which he many be involved as a party or otherwise by reason of his being or having been a director or officer of the Corporation and the Corporation shall reimburse such person for all legal expenses reasonably incurred in connection with any such claim, action, suit, proceeding, investigation or inquiry; provided, however, that no such person shall be indemnified against or be reimbursed for any cost, expense or liability incurred arising out of his or her willful negligence or willful misconduct toward the Corporation in the performance of his duties as such director or officer. The foregoing right to indemnification shall be in addition to and not in limitation of all other rights to which such person may be entitled as a matter of law, and shall inure to the benefit of the legal representatives of such person.

        13.3 The personal liability of any director to the Corporation or its shareholders is eliminated to the fullest extent allowed under the provisions of 16-10-49.1 Utah Code Annotated, 1953, as amended and supplemented.

                                  ARTICLE XIV
                               Transfer of Shares

        14.1 After stock has been issued by the Corporation, no transfer of said stock by any Shareholder shall be binding upon this Corporation until the expiration of thirty (30) days after the Corporation, through its Secretary, and each Shareholder of the Corporation shall have received written notice from the Shareholder of the proposed transfer or sale. The notice shall state the number of shares proposed to be transferred, either with or without consideration, or sold, the price at which the proposed transfer or


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sale is to be made and the name of the prospective transferee or buyer. At any time during the thirty (30) day notice period, the remaining shareholders shall have the first option to purchase all of said shares at a price equal to the price offered by the prospective transferee or buyer. In the event two or more shareholders exercise their options to purchase, then each such shareholder so exercising his option shall be entitled to purchase the percentage of such remaining shares as is equal to the percentage which that particular shareholder's ownership in the Corporation bears to the total ownership of all of the shareholders exercising their options. This section shall be inoperative where the written consent of all of the shareholders of record at the time of any such proposed transfer or sale is first had and obtained or where a gift of stock is being made by one shareholder to another shareholder of the Corporation.

        IN WITNESS WHEREOF, I have hereunto set my hand this 15th day of April, 1992.

                                                [SIG]
                                                --------------------------------
                                                INCORPORATOR

ACCEPTANCE OF REGISTERED AGENT

        I, C. Jeffrey Thompson, do hereby accept the appointment as registered agent for TOUCH-IT, Inc., effective upon incorporation.

                                                       [SIG]
                                                       -------------------------

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STATE OF UTAH       }
                    :ss.
COUNTY OF SALT LAKE }

               Paul Wakefield, being first duly sworn, deposes and says that is the Incorporator mentioned in the foregoing instrument and that the said signatures attached are his own and the said Articles were executed by the said Incorporator and that he has read the Articles therein and the statements contained therein are true as to his own knowledge, except as to such matters stated on belief, which he also says he believes to be true.

        SUBSCRIBED AND SWORN TO this 15th day of April, 1992.

                                              [SIG]
                                              ----------------------------------
                                              NOTARY
                                              Residing at:
                                              Salt Lake City, Utah
[SEAL]

My Commission Expires:

        7-18-92
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